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PROSPECTUS Dated March 6, 2000                      Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-30928
Dated March 15, 2000                                             August 17, 2000
                                                                  Rule 424(b)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:             $ 20,000,000          Optional Conversion:        N/A

Price To Public:                  100.0000%         Optional Repayment Date:    Non-Call/Life
Underwriting Discount:               .25%
Proceeds To Issuer:                99.75%           Business Day                New York
                                                    Jurisdiction:

Settlement Date               August 22, 2000       Initial Redemption          N/A
(Original Issue Date):                              Percentage:

Specified Currency:           US Dollars            Initial Redemption          N/A
                                                    Date:

Authorized Denomination:      $1,000                Annual Redemption           N/A
                                                    Percentage Reduction:

Maturity Date:                August 22, 2002       Book Entry Note or          B/E
                                                    Certificated Note:
Interest Rate:                3 month USD Libor
                              + 31 basis points

First Coupon:                 $357,777.79

Interest Payment Date:        Quarterly, 22nd       Total Amount of OID:        N/A
                              day of May, Aug.,
                              Nov., and Feb., or
                              as modified

Interest Determination        2 London business     Day Count:                  Act/360
Date:                         days prior to the
                              Interest Payment
                              Dates
                                                    CUSIP:                      25766CCN2
First Interest Date:          November 22, 2000

Paying Agent:                 The Chase
                              Manhattan Bank

Settlement:                   DTC#: 443
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION